UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 23, 2007

CENTRAL IOWA ENERGY, LLC
 (Exact name of registrant as specified in its charter)

Iowa	000-1385952	71-0988301
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3426 East 28th Street North Newton, Iowa	50208
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (641) 791-1010

(Former name or former address if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement

Item 2.03 Creation of a Direct Financial Obligation or an Obligation Under an Off-Balance Sheet Arrangement of a Registrant.

On October 17, 2007 the registrant entered into an Amended and Restated Master Loan Agreement (the “MLA”), an Amended and Restated Third Supplement to the Amended and Restated Master Loan Agreement (the “Third Supplement”), and an Amended and Restated Revolving Line of Credit Note (“Note”) with the registrant’s lender, F&M Bank – Iowa (“F&M Bank”). Under these agreements, F&M Bank has agreed to increase the amount of the registrant’s original Revolving Line of Credit Loan from $2,000,000 to $4,500,000 for working capital purposes related to the operation of the registrant’s biodiesel plant.

The other material terms and conditions of the MLA, the Third Supplement, and the Note entered into with F&M Bank on September 26, 2006 will remain in effect. The registrant will continue to make monthly payments of accrued interest on the Revolving Line of Credit and, at the time of maturity, any unpaid principal balance and any other amounts owning under the Revolving Line of Credit Loan will be due and payable. The Revolving Line of Credit Loan will continue to bear interest at a rate equal to the LIBOR Rate plus 325 basis points, subject to adjustment as provided in the MLA. The registrant will continue to pay an unused commitment fee on the average daily unused portion of the Revolving Line of Credit at the rate of 0.35% per annum, payable in quarterly installments. Upon the occurrence of an event of default in the MLA, the outstanding principal balance plus accrued interest and any other amounts due under the Revolving Line of Credit Loan will be immediately due and payable at the option of the lender.

On October 17, 2007 the registrant additionally entered into a First Amendment to the First Supplement to the Amended and Restated Master Loan Agreement (“First Amendment”). The First Amendment clarifies that the registrant will make equal monthly payments of principal under the Term Loan in such amounts as are necessary to fully amortize the entire outstanding principal of the Term Note over a period of ten years from the conversion date, as defined in the MLA, together with accrued interest. The additional terms of the First Supplement to the MLA will remain in effect.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CENTRAL IOWA ENERGY, LLC

October 23, 2007
Date

/s/ John Van Zee
John Van Zee, President and CEO